UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 Current Report
                                   Pursuant to
                              Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported): February 5, 1999


                          ALLMERICA FINANCIAL CORPORATION
              (Exact name of Registrant as specified in its charter)



Delaware                          1-137540                   4-3263626
(State or other            (Commission File Number)     (I.R.S. Employer
jurisdiction of                  04-3263626                I.D.Number)
Incorporation)





        440 Lincoln Street, Worcester, Massachusetts 01653
             (Address of Principal Executive Offices)
                           (Zip Code)

                        (508) 855-1000
      (Registrant's Telephone Number including area code)



                        Page 1 of 10 pages
                      Exhibit Index on page 4

Item 5.  Other Events.

On February 4, 1999, Allmerica Financial Corporation announced its financial results for the fourth quarter and full-year 1998 and expectation of a $44.5 million charge in the first quarter of 1999 due to severe winter storms and adverse weather. A copy of the press release is attached as Exhibit 99 and is incorporated by reference herein.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE `SAFE HARBOR' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Forward-Looking Statements

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the attached press release, words such as
 "believes", "anticipated", "expects" and similar expressions are intended to identify forward looking statements. See "Important
Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1997.

Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather;
(ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiations at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching;
(xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poor's, A.M. Best, and Duff & Phelps; (xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees; (xv) possible claims relating to sales practices for insurance products; and (xvi) uncertainty related to the Year 2000 issue.



Item 7.  Financial Statements and Exhibits.

Exhibit 99   Press Release dated February 4, 1999, announcing
             Allmerica Financial Corporation fourth quarter and full-year 1998 financial results and expectation of a $44.5 million charge in the first quarter of 1999 due to severe winter storms and adverse weather.
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
SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                        ALLMERICA FINANCIAL
                                        CORPORATION



                                        By:     /s/  Edward J. Parry III
                                                     Edward J. Parry III
                                                     Vice President,
                                                     Chief Financial
                                                     Officer, and
   Treasurer


Date:  February 5, 1999

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





Exhibit Index

Exhibit 99 Press Release dated February 4, 1999, announcing Allmerica Financial Corporation fourth quarter and full-year 1998 Financial results and expectation of a $44.5 million charge in the first quarter of 1999 due to severe winter storms and adverse weather.

                                EXHIBIT 99





ALLMERICA FINANCIAL CORPORATION REPORTS
$3.60 OPERATING EARNINGS PER SHARE FOR 1998

WORCESTER, Mass., February 4, 1999 - Allmerica Financial Corporation (NYSE:AFC) today reported record operating earnings for the fourth quarter and full-year 1998.

Fourth quarter highlights:

Net operating income increased to $67.6 million, or $1.13 per share, from $55.7 million, or $0.93 per share in 1997. Net operating income excludes net realized investment gains and losses and other non-recurring gains and charges, net of taxes.

Asset Accumulation pre-tax operating earnings were $49.5 million, up 25 percent from $39.6 million for the same period in 1997.

Variable annuity sales increased to $707.3 million, from $670.0 million in the same quarter of 1997.

Risk Management pre-tax operating earnings were $54.2 million, down from the $62.0 million reported in the fourth quarter of 1997. This decline is principally due to lower operating results in Corporate Risk Management Services (CRMS). CRMS had pre-tax operating earnings of $0.8 million, versus $8.1 million in the fourth quarter of 1997, due to a higher claims ratio and increased operating expenses.

Net income was $65.9 million, or $1.10 per share, compared to $94.9 million, or $1.58 per share in 1997. Fourth quarter 1998 net income includes a charge of $8.4 million, net of taxes, for certain restructuring expenses. This charge relates to actions taken in the
Risk Management business to exit CRMS' administrative services only business, close certain sales offices and take additional expense reductions in the home office. Further, property and casualty operations consolidated field support activities from fourteen
regional branches into three hub locations.   The 1997 quarter includes
a gain of $30.5 million, net of taxes, related to the reinsurance of the mortality risk for universal life and variable universal life blocks of business, and a $2.0 million charge net of taxes, for other restructuring and non-operating items.

Full-year highlights:

Net operating income increased to $216.9 million in 1998, or $3.60 per share, up from $181.0 million, or $3.30 per share in 1997.

Asset Accumulation pre-tax operating income was $190.4 million, a 24 percent increase from $153.0 million in 1997.

Variable annuity sales increased 32 percent to $3.2 billion, up from $2.4 billion in 1997.

Risk Management pre-tax operating income for the year was $159.0 million, down from $199.9 million for the full year 1997. This decrease is principally the result of catastrophe losses which increased by $63.8 million on a year-to-year basis, and a decrease of $19.4 million in operating results from the CRMS unit, offset by reductions in expenses.

1998 net income was $201.2 million, or $3.33 per share, a decrease from $209.2 million, or $3.82 per share in 1997. Basic net income per share was $3.36 and $3.83, respectively, for the years ended December 31, 1998 and 1997.

Full-year 1998 net income includes the following non-operating items:

A gain of $29.9 million for net realized gains on investments, net of taxes, minority interest and amortization

A charge of $20.2 million for sales practice litigation expense, net of taxes

A charge of $16.4 million from exiting reinsurance pools, net of taxes

Restructuring charges of $8.4 million, net of taxes and minority interest

Other non-operating items totaling $0.6 million, net of taxes

Full year 1997 net income includes the following non-operating items:

A gain of $37.5 million for net realized gains on investments, net of taxes, minority interest and amortization

A loss of $35.0 million from cession of disability income business, net of taxes

A gain of $30.5 million from a change in mortality assumptions, net of taxes

Restructuring charges and other non-operating items totaling $4.8 million, net of taxes and minority interest

     "Our fourth year of record operating earnings illustrate that our basic strategies are sound," said John F. O'Brien, president and chief executive officer of Allmerica Financial Corporation. "Excessive weather-related catastrophe losses were the principal cause of our lower earnings in the Risk Management segment. However, we made solid progress in our Asset Accumulation business which reported another year of record growth and profits."

Segment Results

Allmerica Financial operates in two primary businesses: Asset Accumulation and Risk Management. Asset Accumulation markets insurance and retirement savings products and services to individual and institutional clients. Risk Management markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Risk Management also markets group life and health benefit solutions.

Asset Accumulation

Fourth quarter pre-tax operating earnings for the Asset Accumulation business increased to $49.5 million from $39.6 million in 1997. Full-year Asset Accumulation pre-tax operating earnings increased
24 percent, to $190.4 million, compared to $153.0 million in 1997.

Allmerica Financial Services' pre-tax operating earnings increased to $42.8 million in the quarter, up from $35.0 million in the fourth quarter of 1997. Full-year pre-tax operating earnings were $166.7 million in 1998, up 24 percent from $134.6 million in 1997.

Allmerica Asset Management's fourth quarter pre-tax operating earnings were $6.7 million, a 46 percent increase, from $4.6 million in the same period in the prior year. Full-year pre-tax operating earnings in 1998 grew to $23.7 million, from $18.4 million in 1997.

Asset Accumulation highlights:

Variable annuity sales reached a record $3.2 billion in 1998, up from $2.4 billion in 1997.

Variable life insurance sales were up 16 percent, to $21.4 million in the quarter, and increased 11 percent, to $74.8 million for the full-year 1998.

Variable product fees of $56.1 million were up nearly 32 percent over the 1997 fourth quarter, and up 40 percent for the year to $201.7 million. Increased fees are related to variable product asset growth resulting from strong sales and stock market appreciation.

Variable product assets grew to $13.7 billion at December 31, 1998, up 40 percent from $9.8 billion at year-end 1997.

Allmerica Asset Management's funding agreement sales for the year were $1.1 billion.

Risk Management

Risk Management pre-tax operating earnings were $54.2 million, compared to $62.0 million for the fourth quarter of 1997. Pre-tax catastrophe losses were $7.9 million in the quarter, up from $0.6 million in 1997. Full-year Risk Management pre-tax operating earnings were $159.0 million in 1998, compared to $199.9 million in 1997, reflecting full year over year increased catastrophe losses of $63.8 million, and a decrease in CRMS profits of $19.4 million.

Property and casualty pre-tax operating earnings were $53.4 million in the fourth quarter of 1998, compared to $53.9 million in 1997.
Full-year property and casualty pre-tax operating earnings were $151.4 million in 1998, down from $172.9 million in 1997.

Risk Management highlights:

Net written premiums were $455.1 million and $483.9 million for the fourth quarters of 1998 and 1997, respectively. Full year net written premiums were $2.0 billion in both 1998 and 1997. Net written premiums, adjusted for exit states and the discontinuance of Allmerica Re increased by approximately 4.6% on a year-over-year basis.
Net premiums earned were $489.8 million in the quarter, bringing full-year 1998 earned premium to $2.0 billion.

Policy acquisition and other underwriting expenses in the quarter decreased $15.1 million from the prior year due primarily to lower technology and employee-related costs. The statutory expense ratio improved by 1.1 points to 28.9 percent in the quarter, down from
30.0 percent in the same period in 1997. The full-year statutory expense ratio was 28.5 percent in 1998, compared to 30.0 percent in 1997.

Corporate

Corporate segment net expenses were $15.3 million in the fourth quarter of 1998, compared to $17.2 million in 1997. Full-year corporate net expenses were $50.9 million and $48.0 million in 1998 and 1997, respectively.

Investment Results

Net investment income, including the Closed Block, was $175.1 million for the fourth quarter of 1998, compared to $168.5 million in the same period in 1997. This increase was due to higher average invested assets and lower investment expenses, partially offset by lower portfolio yields. Full-year 1998 net investment income, including the Closed Block, was $677.5 million, compared to $706.8 million in 1997. This decline is due to a shift from the general account to separate account business and the disposal of Allmerica's individual disability income business.

Fourth quarter net realized investment gains were $10.4 million, compared to $19.5 million in 1997. Full-year 1998 net realized investment gains were $60.9 million, down from $76.2 million in 1997. During 1998, realized gains related principally to the sale of appreciated equities in the property and casualty investment portfolio, gains on fixed maturities in the Asset Management investment portfolio, and the sale of real estate properties.

Balance Sheet

Shareholders' equity was $2.5 billion, or $41.95 per share at December 31, 1998, compared to $2.4 billion, or $39.71 per share at December 31, 1997. Excluding the impact of SFAS No. 115, book value was $38.87 per share at the close of the fourth quarter, compared to $36.08 per share at December 31, 1997.

Total assets were $27.6 billion at December 31, 1998, up from $22.5 billion at year-end 1997. Separate account assets increased to $13.7 billion at December 31, 1998, up from $9.8 billion at December 31, 1997.

Additional Items

As a result of several winter snow storms and adverse weather that struck the Midwest, Northeast, and the South, Allmerica Financial sustained pre-tax catastrophe losses estimated at $44.5 million in January, 1999.

As of February 4, 1999 Allmerica Financial had repurchased 2,522,700 shares of its common stock for an aggregate cost of approximately
$137.7 million.

At December 31, 1998 Allmerica Financial had common equity securities carried at $397.1 million. In January, 1999 the Company sold approximately $340 million at a gain, after taxes, of approximately $88.5 million.

Interim information is unaudited.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Mass.


CONTACTS:              Investors               Media
                       Henry P. St. Cyr        Michael F. Buckley
                       (508) 855-2959          (508) 855-3099


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

ALLMERICA FINANCIAL CORPORATION
(In millions, except per share data)

                                 Quarter ended          Year ended
                                  December 31           December 31
                                 1998     1997         1998     1997
Net income                       $65.9    $94.9        $201.2   $209.2
Net income per share             $1.10    $1.58        $3.33    $3.82
Weighted average shares           59.9     60.2         60.3     54.8


The following is a reconciliation from net operating income to net income per share:


PER SHARE DATA (DILUTED) <F2>
                                 Quarter ended          Year ended
                                  December 31           December 31
                                 1998     1997         1998     1997
Net operating income <F1>        $1.13    $0.93        $3.60    $3.30
Net realized gains on
investments, net of taxes,
minority interest and
amortization                      0.11     0.18         0.49     0.68
Sales practice litigation
expense, net of taxes               0        0         (0.33)     0
Loss from exiting reinsurance
pool, net of taxes                  0        0         (0.27)     0
Loss from cession of
disability income business,
net of taxes                        0        0            0     (0.63)
Gain from change in mortality
assumptions, net of taxes           0      0.51           0      0.56
Restructuring charges, net of
taxes and minority interest      (0.14)   (0.03)       (0.15)   (0.08)
Other non-operating items,
net of taxes                        0     (0.01)       (0.01)   (0.01)
                                 -----    -----        -----    -----
Net income                       $1.10    $1.58        $3.33    $3.82
                                 =====    =====        =====    =====

<F1>  Net operating income excludes net realized gains and losses and other items which management believes are not indicative of overall operating trends, all net of taxes and minority interest.

<F2>  Basic net income per share was $1.11 for the quarter ended
December 31, 1998 and $3.36 and $3.83 for the years ended December 31, 1998 and 1997, respectively. For the quarter ended December 31, 1997, basic and diluted net income per share are the same.

All figures reported are unaudited and are in accordance with generally accepted accounting principles.

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